Exhibit 99.2
                                                                   NEWS RELEASE

                                                          FOR IMMEDIATE RELEASE

                                              For further information, contact:
                                  R. Fredric Zullinger, Chief Financial Officer
                                                    Telephone:   (717) 761-4230


                       CONSUMERS FINANCIAL CORPORATION AND
                          LASALLE GROUP, INC. AGREE TO
                        MODIFICATIONS TO MERGER AGREEMENT


      CAMP HILL, PA (APRIL 8, 1997) -- Consumers Financial Corporation (NASDAQ,
CFIN) today announced that it has agreed to extend the time period for closing its merger with LaSalle Group, Inc. The Company also announced agreement on a pricing formula designed to eliminate any further erosion of the merger consideration to be received by its common shareholders. The merger, which must still be approved by insurance regulators in four states, was approved by the Company s common shareholders on March 25, 1997.

      The new agreement extends the date for closing the merger from five business days after the date of the Special Meeting of the Company s common shareholders to April 30, 1997, provided that if the closing has not occurred due to a regulatory approval delay beyond the control of either the Company or LaSalle, either party may request an extension which shall not be unreasonably withheld by the other party. However, if closing has not occurred by May 31, 1997, a request for any further extension by either party may be withheld by the other party in its sole discretion.

      The new agreement also eliminates the potential for continued erosion of the merger consideration. Whereas one of the merger consideration adjustments had been based on the statutory capital and surplus of the Company s principal insurance subsidiary as of the end of the month prior to closing, the adjustment will now be based on the statutory capital and surplus at December 31, 1996 less $300,000. Because the regulatory approvals must still be obtained and because the Company estimates that its capital and surplus will continue to decline, the Company believes this amendment to the merger agreement is in the best interests of its shareholders. Subject to final review of the merger consideration adjustments by LaSalle, the merger consideration is now set at $3.78 per share.

      Consumers Financial Corporation is an insurance holding company which, through its Automotive Resource Division, provides management training and education services as well as credit insurance and other products to automobile dealers.


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